Exhibit (i)

June 21, 2016

Board of Trustees of OWLshares Trust

312 Arizona Avenue

Santa Monica, CA 90401

Re: OWLshares Trust (Registration Nos. 333-210726 and 811-23106) with respect to OWLshares ESG Large Cap 500 Index ETF (the “Fund”)

Ladies and Gentlemen:

We have acted as counsel to OWLshares Trust, a Delaware statutory trust (the “Trust”) in connection with the filing of Pre-Effective Amendment No. 2 to the Registration Statement, File Nos. 333-210726 and 811-23106 (the “Registration Statement”), with the Securitas and Exchange Commission (the “Commission) under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Trust’s Declaration of Trust, (c) the Trust’s By-laws, (d) resolutions of the Board of Trustees of the Trust related to the Fund; and (e) such other instruments, documents, statements and records of the Trust and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 2 is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is limited to the Delaware statutory trust laws governing matters such as the authorization and issuance of the shares of the Fund, and we do not express any opinion concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement under the caption “Other Service Providers” in the Prospectus that is a part thereof and under the caption “Other Service Providers” in the Statement of Additional Information that is a part thereof and in any revised or amended versions thereof. In giving such consent, however, we do not concede that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Marino Partners LLP

MARINO PARTNERS LLP

15 Fisher Lane   |   White Plains, NY 10603   |   914-368-4525 tel   |   914-368-4527 fax   |   marinollp.com